Exhibit 10.33

June 18, 2021

Dear Brennan,

On behalf of lnotiv, I am pleased to offer you the position of Corporate Controller. In this role, you will report to Beth Taylor, Chief Financial Officer. Your start date is planned for July 12, 2021 or on a mutually agreed upon date between you and the company.

The following paragraphs will explain in detail the many great benefits that come with joining lnotiv.

The base gross salary will be $160,000.10 and paid in biweekly amounts of $6,153.85 with a discretionary Annual Incentive Bonus opportunity which is tied to company performance metrics and individual achievements.

This position is considered exempt under the federal and state wage and hour laws, which means that you are not eligible for overtime pay beyond your salary.

In addition, as part of your total compensation, you will be awarded 2,000 stock options on the 15th of the month following the quarter you were hired. A Stock Option gives an employee the right to purchase shares of stock at a fixed price specified at the time the option is provided. Options will vest in three (3) installments at 40%, 30% & 30% with the first vesting on the one (1) year anniversary of the grant date and the remainder in equal amounts on the following two (2) year anniversary dates. The terms of the stock options will be governed by the company's 2018 Equity Incentive Plan (attached).

Brennan, for 2021, you will be eligible for a prorated amount of 80 hours of vacation, and 32 sick hours. In 2022 you will receive 160 hours of vacation, 2 personal days and 48 sick hours. If you do not use your sick hours, you can roll over unused hours towards FMLA qualifying events. Thereafter, you will follow the vacation policy in the handbook.

You will be eligible to participate in lnotiv's benefit package as summarized in the Employee Benefit Guide which accompanies this letter. These benefits include, but are not limited to:

•group health insurance (HDHP}, dental care, vision care, company paid life insurance.
•401(k} deferred tax savings plan beginning on the first of the month following 90 days of service (with company match of 50% match on the first 6% deferred savings up to the IRS limits)
•elective supplemental life insurance
•elective short-term disability
•Linked- In Learning License

You will be eligible for our health benefits the is1 of the month following the first day of employment. As an example, if you start with our company anytime in July 2021, you will be eligible for our health benefits August 1, 2021.

Please contact Erica Wasson in Human Resources at (765 497-8318) if you have questions regarding company benefits. This offer is dependent upon successfully completing the following:

• You provide proof of eligibility to work in the United States, within three days of employment, as mandated by current federal employment laws.
•Successful completion of a criminal background check.
•Your response to this offer of employment on or before Monday, June 21, 2021.
Corporate Headquarters: 2701 Kent Avenue, West Lafayette, IN 47906 USA
Phone: 800.845.4246 I 1.765.463.4527

Please note that your employment with our company is at will, which means that either you or the company may terminate the relationship at any time. This letter, in addition to the Confidentiality Agreement (attached) constitutes lnotiv's offer in its entirety. Please indicate your understanding and acceptance of this offer by signing below and return a copy, as well as the confidentiality agreement to Human Resources.

Congratulations! We are excited to have you join the lnotiv team.

Sincerely,

/s/ Beth Taylor

Beth Taylor
Chief Financial Officer

I accept this position at lnotiv as described in the offer letter dated June 18, 2021.

/s/ Brennan Freeman	June 18, 2021
Brennan Freeman                           Date
Corporate Headquarters: 2701 Kent Avenue, West Lafayette, IN 47906 USA
Phone: 800.845.4246 I 1.765.463.4527